UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2011

Republic Airways Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-49697	06-1449146
(Commission File Number)	(IRS Employer Identification No.)

8909 Purdue Road
Suite 300
Indianapolis, IN 46268
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (317) 484-6000

None.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Frontier Flight Attendants

On August 2, 2011, Frontier Airlines, Inc. (“Frontier”), a subsidiary of Republic Airways Holdings Inc. (the “Company”), and the Association of Flight Attendants – CWA (AFA-CWA) agreed on the terms to be incorporated into a collective bargaining agreement between Frontier and its flight attendants and the restructuring of certain wages and benefits, including vacation and sick accruals, other pay-related changes and a suspension of the 401(k) match through 2015.  The agreement is subject to ratification by Frontier’s flight attendants.

In exchange for the contributions, Frontier’s flight attendants will receive an equity stake in Frontier and will be eligible to participate in Frontier’s profit sharing program.  The restructuring is expected to save Frontier approximately $16 million in labor costs over a four-year period.

A copy of Frontier’s press release is furnished herewith as Exhibit 99.1, and is incorporated herein by reference.

Update on Term Sheets

As previously announced in a Current Report on Form 8-K filed on June 22, 2011, in June 2011 the Company entered into (i) an amended and restated term sheet with Airbus S.A.S. to purchase 40 A319 NEO (new engine option) and 40 A320 NEO aircraft; (ii) a memorandum of understanding with CFM International, Inc., related to the selection of the LEAP-X engine on its Airbus NEO order; and (iii) a term sheet with GE Capital Aviation Services LLC (“GECAS”) to amend the terms of certain A319 leases between Frontier and GECAS.

All of the term sheets remain subject to definitive documentation which are currently being negotiated.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of Frontier Airlines, Inc. dated August 2, 2011.

(All other items on this report are inapplicable.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC AIRWAYS HOLDINGS INC.

By:	/s/ Timothy P. Dooley
Name: Timothy P. Dooley
Title: Senior Vice President and Chief Financial Officer

Dated: August 3, 2011

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Frontier Airlines, Inc. dated August 2, 2011.